INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES THIRD QUARTER 2018 RESULTS

Indianapolis, IN - November 8, 2018 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading construction services company with specialized energy and heavy civil expertise, today announced financial results for the third quarter ended September 30, 2018.

Third Quarter Highlights

•	Revenue of $279.3 million, up 57.0% year-over-year

•	Backlog of $1.3 billion at September 30, 2018, up from $1.0 billion at September 30, 2017

•	Successfully closed first acquisition as a publicly traded company - Saiia and ACC, together Consolidated Construction Solutions (“CCS”)

•	Subsequent to quarter end, closed acquisition of William Charles Construction Group, including Ragnar Benson (“William Charles”)

Management Commentary

JP Roehm, Chief Executive Officer of IEA commented, “2018 has been a truly transformational year for IEA. We’ve successfully executed multiple initiatives that have made our company even stronger than when we first went public. In under a year, we acquired two companies, CCS and William Charles, bringing our total combined backlog to $1.8 billion. We’ve nearly doubled the size of our business and built a scaled, highly-diversified engineering and construction services platform with market-leading positions in the attractive renewable energy, rail, civil infrastructure and environmental remediation markets.”

Mr. Roehm continued, “The diversification of our business has resulted in an improved IEA with licenses to operate in all 50 states for some of the best customers in the world, including the largest utilities and renewable energy developers and class 1 rail companies. With entry into additional, growing end markets, we are balancing our revenues and positioning IEA to succeed throughout market cycles. We have also substantially improved our business mix, with wind energy revenue now comprising 42% of total revenue, down significantly from 88% in early 2018. And, even with our acquisitive business model, our company has maintained robust cash flow and attractive gross margins. In the past nine months alone, cash flow from operations topped $30 million.

“Importantly, we believe we are in the right industries to propel our business forward, with strong tailwinds in each of our end markets. We now have the solid foundation needed to continue to grow and diversify our company. There has never been a more exciting time to be a part of IEA, whether as an employee, a customer, or a shareholder,” Mr. Roehm concluded.

Third Quarter Results

Revenue for the third quarter 2018 totaled $279.3 million, up 57.0% from the third quarter 2017. This increase was primarily due to the overall strength of the renewable energy project sector and, to a lesser extent, a number of renewable energy project starts in the quarter that had been previously postponed due to uncertainty related to federal tax credits in late 2017.

Cost of revenue totaled $252.3 million, an increase of 64.3%, compared to the same period in 2017. The increase was primarily due to the larger volume of business in the quarter.

Gross profit totaled $27.0 million for the quarter, an increase of 11.1% compared to the same period in 2017. The increase in gross profit was primarily driven by higher revenues, partially offset by a larger increase in costs. As a percentage of revenue, gross profit declined and totaled 9.7% for the quarter as compared to 13.7% in the prior-year period. The decrease in margin was primarily due to a higher number of projects in the earlier phases of completion than in the prior year. Project profit margins tend to increase as the projects near completion.

Selling, general and administrative expenses were $17.0 million for the third quarter, an increase of 78.7% year- over-year. SG&A expenses were 6.1% of revenue in the third quarter of 2018, compared to 5.3% in the same period in 2017. The increase in SG&A expenses was primarily driven by $6.9 million of acquisition related expenses, coupled with stock compensation expense of $0.5 million.

Net income for the quarter was $5.7 million, or $0.17 per diluted share, compared to $9.2 million, or $0.42 per diluted share, for the prior-year period. Diluted share count for the third quarter 2018 totaled 31.4 million shares compared to 21.6 million diluted shares in the prior-year period.

Adjusted EBITDA was approximately $21.2 million for the quarter, up 6.4% year-over-year. In the third quarter 2017, Adjusted EBITDA benefited from the higher margin on a larger number of projects nearing completion, as compared to the third quarter 2018, when the Company saw a larger number of projects in earlier phases of construction. Projects tend to accrete in margin over their lifecycle, so projects in the beginning of their construction have lower EBITDA margins than those approaching completion. For a reconciliation of net income to Adjusted EBITDA, please see the tables following results of operations.

On a year-to-date basis, cash flow from operations totaled $31.6 million, compared to $2.3 million in 2017. The Company anticipates that it will use its strong cash generation to pay down debt and de-lever the balance sheet, as well as for future strategic acquisitions.

Balance Sheet

As of September 30, 2018, the Company had $35.6 million of total cash and cash equivalents and $235.6 million of debt (excluding capital leases). At the end of the third quarter, IEA had $19.5 million of availability under its $50.0 million revolving credit facility. The Company also had $29.6 million of capital leases. Subsequent to the end of the quarter, the Company incurred an additional $100.0 million in incremental term loans to finance the acquisition of William Charles.

Backlog & Pipeline Opportunities

Backlog as of September 30, 2018 totaled $1.3 billion, up from $1.0 billion at the end of the third quarter 2017. This backlog is supported by a pipeline of more than $5 billion in project opportunities.

2018 Outlook

IEA remains confident in its long-term growth outlook driven primarily by the Company’s strong existing backlog, growing pipeline of opportunities, continued strengthening of the wind project sector and diversification opportunities available to the Company following the acquisitions of CCS, and William Charles.

Due to the material impact of the acquisitions of CCS and William Charles on IEA’s results of operations going forward, IEA believes that projected 2018 full year revenues and Adjusted EBITDA are better presented on a combined pro forma basis including the pro forma contributions from CCS and William Charles. For the full year 2018, revenues on a combined pro forma would be expected to range from $1.27 billion to $1.36 billion and Adjusted EBITDA, after giving further pro forma effect to expected future cost savings and synergies, would be expected to range from $110 million to $130 million, or a margin of 8.7% to 9.6%. For a reconciliation of pro forma Adjusted EBITDA and discussion of further adjustments for cost savings and synergies, please see the appendix to this release.

Conference Call

IEA will hold a conference call to discuss its third quarter 2018 results on Thursday, November 8, 2018 at 11:00 a.m. EST. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure and Energy Alternatives’ Third Quarter 2018 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at www.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the Company’s website for thirty days or by dialing 844-512-2921 and providing the replay pin number: 13683766.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The company offers a full spectrum of delivery models including full engineering, procurement, and construction (EPC), turnkey, design-build, balance of plant (BOP), and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. These factors include the Company’s ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of CCS and William Charles; consumer demand; our ability to grow and manage growth profitably; the possibility that we may be adversely affected by economic, business, and/or competitive factors; market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers; our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with ours fixed price and other contracts, including any material changes in estimates for completion of projects; the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation; the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate; the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice; customer disputes related to the performance of services; disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion; our ability to replace non-recurring projects with new projects; the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements; fluctuations in maintenance, materials, labor and other costs; and our beliefs regarding the state of the renewable wind energy market generally. For a full description of the risks and uncertainties which could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the Securities & Exchange Commission including those described as “Risk Factors” in IEA’s Proxy Statement on Schedule 14A filed on February 9, 2018. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact

Financial Profiles, Inc.
Kimberly Esterkin, Senior Vice President
kesterkin@finprofiles.com
310-622-8235

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
Condensed Consolidated Statement of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$279,279	$177,830	$503,487	$336,128
Cost of revenue	252,271	153,526	462,765	289,556
Gross profit	27,008	24,304	40,722	46,572

Selling, general and administrative expenses	16,964	9,491	43,122	23,953
Income (loss) from operations	10,044	14,813	(2,400)	22,619

Other income (expense), net:
Interest expense, net	(1,579)	(690)	(3,960)	(1,404)
Other income (expense)	(1,859)	386	(1,848)	1,046
Income (loss) before benefit (provision) for income taxes	6,606	14,509	(8,208)	22,261

Benefit (provision) for income taxes	(870)	(5,354)	1,467	(8,128)

Net income (loss)	$5,736	$9,155	$(6,741)	$14,133

Net income (loss) per common share - basic	0.24	0.42	(0.36)	0.65
Net income (loss) per common share - diluted	0.17	0.42	(0.36)	0.65
Weighted average shares - basic	21,577,650	21,577,650	21,577,650	21,577,650
Weighted average shares - diluted	34,100,088	21,577,650	21,577,650	21,577,650

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
Condensed Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	35,611	4,877
Accounts receivable, net of allowances of $216 and $216, respectively	198,330	60,981
Costs and estimated earnings in excess of billings on uncompleted contracts	74,155	18,613
Prepaid expenses and other current assets	4,209	862
Total current assets	312,305	85,333

Property, plant and equipment, net	104,060	30,905
Goodwill	26,701	3,020
Intangibles	34,865	—
Company-owned life insurance	4,406	4,250
Other assets	967	115
Deferred income taxes - long term	2,582	3,080
Total assets	$485,886	$126,703

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	227,406	70,030
Billings in excess of costs and estimated earnings on uncompleted contracts	40,989	7,398
Current portion of capital lease obligations	9,492	4,691
Term loan - short-term	4,416	—
Line of credit - short-term	—	33,674
Total current liabilities	282,303	115,793

Capital lease obligations, net of current maturities	20,072	15,899
Long-term debt	220,613	—
Deferred compensation	6,046	5,030
Contingent consideration	69,373	—
Total liabilities	$598,407	$136,722

Commitments and contingencies:

Preferred stock, par value, $0.0001 per share; 1,000,000 shares authorized; 34,965 shares and 0 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	34,965	—

Stockholders' equity (deficit)
Common stock, par value, $0.0001 per share; 100,000,000 shares authorized; 21,577,650 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	2	2
Additional paid in capital	500	—
Retained earnings (deficit)	(147,988)	(10,021)
Total stockholders' equity (deficit)	(112,521)	(10,019)
Total liabilities and stockholders' equity (deficit)	$485,886	$126,703

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(6,741)	$14,133
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,591	3,534
Amortization of deferred financing charges	357	—
Stock compensation expense	500	40
(Gain) Loss on sale of equipment	28	(1,219)
Deferred compensation	313	(234)
Deferred income taxes	(577)	4,344
Change in operating assets and liabilities:
Accounts receivable	(72,895)	(11,874)
Costs and estimated earnings in excess of billings on uncompleted contracts	(46,030)	3,654
Prepaid expenses and other assets	(1,489)	165
Accounts payable and accrued liabilities	131,682	(248)
Billings in excess of costs and estimated earnings on uncompleted contracts	19,896	(10,024)
Net cash provided by operating activities	31,635	2,271

Cash flow from investing activities:
Company-owned life insurance	(156)	(1,545)
Purchases of property, plant and equipment	(2,445)	(2,331)
Proceeds from sale of property, plant and equipment	40	352
Acquisition of business, net of cash acquired	(106,579)	—
Net cash used in investing activities	(109,140)	(3,524)

Cash flows from financing activities:
Proceeds from debt and line of credit	381,272	—
Payments on debt and line of credit	(139,501)	—
Payments on line of credit - short term	(38,447)	—
Extinguishment of debt	(51,762)	—
Debt issuance costs	(12,675)	—
Payments on capital lease obligations	(4,284)	(855)
Preferred dividends	(548)	—
Recapitalization transaction	(25,816)	—
Net cash provided by (used in) financing activities	108,239	(855)

Net change in cash and cash equivalents	30,734	(2,108)

Cash and cash equivalents, beginning of the period	4,877	21,607

Cash and cash equivalents, end of the period	$35,611	$19,499

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$3,622	$1,424
Cash paid for income taxes	$649	$3,049
Acquisition of assets/liabilities through capital lease	$12,133	$21,947
Merger-related contingent consideration	$69,373	$—
Issuance of common shares	$90,282	$—
Issuance of preferred shares	$34,965	$—
Preferred dividends declared	$524	$—

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss)	$5,736	$9,155	$(6,741)	$14,133
Interest expense, net	1,579	690	3,960	1,404
Provision (benefit) for income taxes	870	5,354	(1,467)	8,128
Depreciation and amortization	2,614	1,385	6,591	3,534
EBITDA	10,799	16,584	2,343	27,199
Transaction costs (1)	149	—	8,521	—
Diversification SG&A (2)	911	1,599	2,896	2,682
Credit support fees (3)	—	358	231	1,213
Consulting fees & expenses (4)	72	(208)	433	219
Non-cash stock compensation expense (5)	500	13	500	40
Merger and acquisition costs (6)	6,914	—	7,602	—
Loss on debt extinguishment (7)	1,835	—	1,835	—
Full year impact of 2017 capital leasing programs (8)	—	1,567	—	4,700
Settlement of customer project dispute (9)	—	—	8,500	—
Adjusted EBITDA	$21,180	$19,913	$32,861	$36,053

(1)
Transaction costs include legal, consulting, filing and other costs associated with the acquisition of IEA Energy Services by MIII Acquisition Corp. and the subsequent public listing of IEA securities on the NASDAQ stock exchange.

(2)
Diversification selling, general and administrative reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties, U.S. utility scale solar, and heavy civil infrastructure. These costs currently do not have corresponding revenue, but management anticipates revenue to fiscal 2018.

(3)	Credit support fees reflect payments to Oaktree for its guarantee of certain borrowings, which guarantees did not continue post-combination.

(4)	Consulting fees and expenses represents consulting and professional fees and expenses in connection with the merger with MIII Acquisition Corp.

(5)	Non-cash stock compensation expenses.

(6)	Merger and acquisition costs include legal, consulting, travel and other costs associated with acquisition activity.

(7)	Write-off of previously deferred financing fees in connection with refinancing the Company's credit facility in September 2018.

(8)
Reflects the annualization of the impact on EBITDA of the capital leasing program for cranes and yellow iron, which was implemented in 2017, consisting of a (i) positive adjustment due to the elimination of cost of goods sold attributable to operating lease payments, (ii) reduction in cost of goods due to estimated and operational efficiencies resulting from the program, and (iii) representing a pro rata portion of the estimated gain due to estimated future residual value exceeding depreciated carrying value on the sale of the leased assets following the 48 month term of the lease.

(9)
Settlement of customer project dispute-related to a dispute regarding the costs to be incurred to complete a project and the loss of revenue related to unbilled change orders. The three and nine months ended September 30, 2018, regarding the costs to finish the project were $0 and $5.6 million respectively. The loss of revenue related to unbilled changed orders for the three and nine months ended September 30, 2018, was $0 and $2.9 million, respectively. The add back reflects the associated negative impact to gross margin. While IEA believed it had a strong legal position to support the charges, management determined that it was in the best interests of the Company to settle the dispute, retain the important customer relationship and secure the award of an additional Wind energy project with the customer, which will be built in 2018.

The following table outlines the reconciliation from projected net income to projected pro forma Adjusted EBITDA for the periods indicated using relevant estimated figures:

	Projected Pro Forma
	For the year ended December 31, 2018
(in thousands)	Low Estimate*	High Estimate*
Net income	$18,835	$26,465

Interest expense, net	13,500	14,750
Depreciation and amortization	20,500	21,700
Provision for income taxes	8,000	9,400
EBITDA	60,835	72,315

Diversification SG&A (1)	3,145	3,300
Credit support fees (2)	231	231
Consulting fees & expenses (3)	433	598
Non-cash stock compensation expense (4)	700	800
Transaction costs (5)	8,521	8,521
Merger and acquisition costs (6)	8,500	9,000
Settlement of customer project dispute (7)	8,500	8,500
Loss on debt extinguishment (8)	1,835	1,835
Adjusted Pro Forma EBITDA	$92,700	$105,100

Operating lease conversion (9)	7,000	10,000
Corporate overhead costs (10)	2,900	3,300
Potential synergies (11)	7,400	11,600
Further Adjusted Pro Forma EBITDA	$110,000	$130,000

% Margin	8.7%	9.6%

* IEA management’s 2018 low and high range for projected pro forma net income and adjusted EBITDA.

(1)
Diversification selling, general and administrative reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties, U.S. utility scale solar, and heavy civil infrastructure. These costs currently do not have corresponding revenue, but management anticipates revenue to fiscal 2018.

(2)	Credit support fees reflect payments to Oaktree for its guarantee of certain borrowings, which guarantees did not continue post-combination.

(3)	Consulting fees and expenses represents consulting and professional fees and expenses in connection with the merger with MIII Acquisition Corp.

(4)	Non-cash stock compensation expenses.

(5)
Transaction costs include legal, consulting, filing and other costs associated with the acquisition of IEA Energy Services by MIII Acquisition Corp. and the subsequent public listing of IEA securities on the NASDAQ stock exchange.

(6)	Merger and acquisition costs include legal, consulting, travel and other costs associated with acquisition activity.

(7)
Settlement of customer project dispute related to a dispute regarding the $5.6 million in costs to be incurred to complete a project and the loss of revenue related to unbilled changed orders of $2.9 million for that specific project. The add back reflects the associated negative impact to gross margin. While IEA believed it had a strong legal position to support the charges, management determined that it was in the best interests of the Company to settle the dispute, retain the important customer relationship and secure the award of an additional Wind energy project with the customer, which will be built in 2018.

(8)	Write-off of deferred financing fees incurred in in connection with refinancing the Company's credit facility in September 2018.

(9)	Operating lease conversion – estimated pro forma EBITDA savings from the planned conversion of operating leases of CCS and William Charles to capital leases post-acquisition.

(10)	Corporate overhead costs – related to costs that are removed from acquired companies' operations post-acquisition (CEO expense, rent expense, etc.).

(11)	Potential cost savings and synergies – related to executive, finance, insurance and HR.